Exhibit 5.1

November 6, 2023
Board of Directors
Northwest Natural Gas Company
250 S.W. Taylor Street
Portland, Oregon 97204
We have acted as counsel for Northwest Natural Gas Company (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering $30,000,000 in deferred compensation obligations (the “Obligations”) issuable in connection with the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.
        Based on the foregoing, it is our opinion that:
1.    The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;
2.    The Obligations have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles; and
3.    The Plan is intended to constitute an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Assuming the Plan constitutes such an unfunded plan, the Plan is exempt from the participation and vesting, funding, reporting and most fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Stoel Rives LLP
STOEL RIVES LLP